Exhibit 10.2

First Amendment to EMPLOYMENT Agreement

This First Amendment to EMPLOYMENT Agreement (this “Amendment”) is entered into as of February___, 2020 (the “Amendment Effective Date”) by and between Corey Deutsch, an individual residing at ___________, (the “Employee”) and Conversion Labs, Inc., (the “Company”). The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, on December 3, 2020, the Parties entered into that Certain Consulting Agreement (the “Consulting Agreement”) whereby Employee had been hired to serve the Company in the capacity as a consultant to assist with the Company’s marketing, call center, data analytics and corporate & business development efforts (the “Consulting Services”);

WHEREAS, as partial consideration for the Consulting Services, Employee received a Stock Option (the “Consulting Stock Option”) to purchase up to seventy five thousand (75,000) shares of the Company’s common stock of which twenty five thousand 25,000 shares have vested (the “Vested Consulting Options”) and 50,000 have not vested (the “Unvested Consulting Options”);

WHEREAS, on January 14, 2021 (“Employment Agreement Effective Date”), the Company and the Employee entered into an Employment Agreement (the “Employment Agreement”) whereby Employee was hired to serve the Company in the capacity as Head of Corporate Development,

WHEREAS, pursuant to the Employment Agreement, as partial consideration for entering into the Employment Agreement, Employee was to receive options to purchase up to 200,000 shares of the Company’s common stock in accordance with the vesting schedule therein (the “Employee Stock Options”);

WHEREAS, for avoidance of doubt, the Consulting Agreement is hereby terminated and the Unvested Options are forfeited;

WHEREAS, the Parties desire to amend the Employment Agreement to (i) reduce the number of Employee Stock Options to 175,000 from 200,000 in recognition that Employee had already received the Vested Consulting Options and (ii) change Employee’s title from Head of Corporate Development to Chief Business Officer with the intention of such position to be among the Company’s executive officers;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement shall be amended as follows, in accordance with the terms and conditions of Section 8 thereof:

a.	References to this “Agreement” shall mean the Employment Agreement as amended by this Amendment.

b.	Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

2. Duties and Responsibilities.

(a) Commencing as of the Effective Date, Employee shall serve in the position of Chief Business Officer. During the Employment Term, Employee shall (i) be subject to all of the Company’s policies, rules and regulations applicable to its executives, (ii) report to, and be subject to the direction and control of, the Chief Executive Officer, and (iii) perform such duties commensurate with Employee’s position as shall be assigned to Employee.

c.	Section 4(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

4. Compensation

(d). Stock Option. The Board has approved, and the Company hereby agrees to grant to Employee, effective as of the Effective Date of the Employment Agreement, a Stock Option (the “Stock Option”) to purchase up to 175,000 shares of the Company’s common stock. The Stock Option shall be governed by the Company’s approved Stock Option Plan (the “Plan”) and shall vest and become exercisable in equal monthly tranches, based on the passage of time, over the 34 months following the Effective Date. The Stock Option shall vest and become exercisable in full upon the consummation of a “change in control event” (as defined in Section 409A of the Code). All other terms of the Stock Option shall be governed by the Plan and the Stock Option Award Agreement. The Stock Option is intended to be exempt from Section 409A of the Code, and shall be administered and interpreted consistent with such intent.

2. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

EXECUTED as of the day and year set forth below.

CONVERSION LABS, INC.

By:	/s/ Justin Schreiber	Dated:	,2021
Justin Schreiber
Chief Executive Officer

eMPLOYEE

By:	/s/ Corey Deutsch	Dated:	,2021
Corey Deutsch, Chief Business Officer